Exhibit 99.2

Greenhill & Co., LLC 300 Park Avenue New York, NY 10022 (212) 389-1500 (212) 389-1700 Fax	Greenhill

Board of Directors

Dynegy Acquisition, Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated September 14, 2006, to the Board of Directors of Dynegy Inc. (“Dynegy”) as Annex H to, and reference thereto under the captions “SUMMARY—Opinions of Financial Advisors” and “THE MERGER—Opinions of Financial Advisors to Dynegy—Opinion of Greenhill” in, the proxy statement/prospectus relating to the proposed merger involving Dynegy and the LS Power Group., which forms a part of the Registration Statement on Form S-4 of Dynegy Acquisition, Inc. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the initial filing of the aforementioned Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Greenhill & Co., LLC

By:	/s/ Ulrika Ekman
Managing Director and
General Counsel

December 7, 2006